ADMINISTRATION AND FUND ACCOUNTING AGREEMENT


        THIS AGREEMENT is made as of this 27th day of January, 1997, by and between The Primary Income Funds, Inc., a Wisconsin corporation (the "Corporation"), and Sunstone Financial Group, Inc., a Wisconsin corporation (the "Administrator").

        WHEREAS, the Corporation is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") and is authorized to issue shares of common stock (the "Shares") in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

        WHEREAS, the Corporation and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide administration and fund accounting services to such investment portfolios of the Corporation as are listed on Schedule A hereto and any additional investment portfolios the Corporation and Administrator may agree upon and include on Schedule A as such Schedule may be amended from time to time (such investment portfolios and any additional investment portfolios are individually referred to as a "Fund" and collectively the "Funds").

        NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:


   1.  Appointment

       The Corporation hereby appoints the Administrator as administrator and fund accountant of the Funds for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.


   2.  Services as Administrator

       (a) Subject to the direction and control of the Corporation's Board of Directors and utilizing information provided by the Corporation and its agents, the Administrator will: (1) provide office space, facilities, equipment and personnel to carry out its services hereunder; (2) compile data for and prepare with respect to the Funds timely Notices to the Securities and Exchange Commission (the "Commission") required pursuant to Rule 24f-2 under the 1940 Act and Semi-Annual Reports on Form N-SAR; (3) assist in the preparation for execution by the Corporation and file all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Corporation's custodian or transfer agent, subject to review and approval of the Corporation and the Corporation's independent accountants; (4) prepare the financial statements for the Annual and Semi-Annual Reports required pursuant to
   Section 30(d) under the 1940 Act; (5) assist the Corporation's legal counsel in the preparation of the Registration Statement for the Corporation (on Form N-1A or any replacement therefor) and any amendments thereto; (6) determine and periodically monitor each Fund's income and expense accruals and cause all appropriate expenses to be paid from Corporation assets on proper authorization from the Corporation; (7) calculate daily net asset values and income factors of each Fund; (8) maintain all general ledger accounts and related subledgers; (9) perform security valuations; (10) assist in the acquisition of the Corporation's fidelity bond required by the Act, monitor the amount of the bond and make the necessary Commission filings related thereto; (11) from time to time as the Administrator deems appropriate, check each Fund's compliance with the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information and monitor each Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (but these functions shall not relieve the Corporation's investment adviser and sub-advisers, if any, of their primary day-to-day responsibility for assuring such compliance); (12) maintain, and/or coordinate with the other service providers the maintenance of, the accounts, books and other documents required pursuant to Rule 31a-1(a) and
   (b) under the 1940 Act; (13) prepare and/or file securities registration compliance filings with the states identified by the Corporation to maintain the Funds' securities registrations, with the advice of the Corporation's legal counsel; (14) develop with legal counsel and secretary of the Corporation an agenda for each board meeting and, if requested by the Directors, attend board meetings and prepare minutes; (15) prepare Form 1099s for directors and other fund vendors; (16) calculate dividend and capital gains distributions subject to review and approval by the Corporation and its independent accountants; and (17) generally assist in the Corporation's administrative operations as mutually agreed to by the parties. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.

       (b) The Directors of the Corporation shall cause the officers, investment adviser, legal counsel, independent accountants, transfer agent and custodian for the Funds to cooperate with the Administrator and to provide the Administrator, upon request, with such information, documents and advice relating to the Funds and the Corporation as is within the possession or knowledge of such persons, in order to enable the Administrator to perform its duties hereunder. In connection with its duties hereunder, the Administrator shall be entitled to rely, and shall be held harmless by the Corporation when acting in reliance, upon the instruction, advice, information or any documents relating to the Funds provided to the Administrator by an officer or representative of the Funds or by any of the aforementioned persons. The Administrator shall be entitled to rely on any document which it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Corporation. The Administrator shall be entitled to rely on any document which it reasonably believes to be genuine and to have been signed or presented by the proper party. The Administrator shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Corporation until receipt of written notice thereof from the Corporation.

       (c) In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator hereby agrees that all records which it maintains for the Corporation are the property of the Corporation and further agrees to surrender promptly to the Corporation any of such records upon the Corporation's request. Subject to the terms of Section 6, the Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records described in (a) above which are maintained by the Administrator for the Corporation.

       (d) It is understood that in determining security valuations, the Administrator employs one or more pricing services to determine valuations of portfolio securities for purposes of calculating net asset values of the Funds. The Administrator shall identify to the Corporation and the Board of Directors any such pricing service utilized on behalf of the Corporation. The Administrator is authorized to rely on the prices provided by such service(s) or by the Funds' investment adviser or other authorized representative of the Funds, and shall not be liable for losses to the Corporation or its securityholders as a result of its reliance on the valuations provided by the approved pricing service(s) or the representative.

       (e) The Corporation's Board of Directors and the Funds' investment adviser have and retain primary responsibility for all compliance matters relating to the Funds including but not limited to compliance with the Investment Company Act of 1940, as amended, the Internal Revenue Code of 1986, as amended, and the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information.


   3.  Fees; Delegation; Expenses

       (a) In consideration of the services rendered pursuant to this Agreement, the Corporation will pay the Administrator a fee, computed daily and payable monthly, as provided in Schedule B hereto, plus out-of-pocket expenses. The Corporation shall also pay the Administrator for organizational start-up services provided on behalf of the Funds as specified in Schedule B. Out-of-pocket expenses include, but are not limited to, travel, lodging and meals in connection with travel on behalf of the Corporation, programming and related expenses (previously incurred or to be incurred by Administrator) in connection with providing electronic transmission of data between the Administrator and the Funds' other service providers, brokers, dealers and depositories, fees and expenses of pricing services, and photocopying, postage and overnight delivery expenses. Fees shall be paid by each Fund at a rate that would aggregate at least the applicable minimum fee for each Fund.

       (b) For the purpose of determining fees payable to the Administrator, net asset value shall be computed in accordance with the Corporation's Prospectuses and resolutions of the Corporation's Board of Directors. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion which such period bears to the full monthly period.
   Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should the Corporation be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable. Such fee as is attributable to each Fund shall be a separate charge to each Fund and shall be the several (and not joint or joint and several) obligation of each such Fund.

       (c) The Administrator will bear all expenses in connection with the performance of its services under this Agreement except as otherwise provided herein. Other costs and expenses to be incurred in the operation of the Funds, including, but not limited to: taxes; interest; brokerage fees and commissions, if any; salaries, fees and expenses of officers and Directors; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and accounting services agents; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; typesetting, printing, proofing and mailing of prospectuses, statements of additional information, supplements, notices and proxy materials for regulatory purposes and for distribution to current shareholders; typesetting, printing, proofing and mailing and other costs of shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states: expenses incidental to holding meetings of the Fund's shareholders and Directors; and any extraordinary expenses; will be borne by the Funds or their investment adviser.
   Expenses incurred for distribution of shares, including the typesetting, printing, proofing and mailing of prospectuses for persons who are not shareholders of the Corporation, will be borne by the investment adviser, except for such expenses permitted to be paid by the Corporation under a distribution plan adopted in accordance with applicable laws.


   4.  Proprietary and Confidential Information

       The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Corporation all records relative to the Funds and prior, present or potential shareholders of the Corporation (and clients of said shareholders), and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Corporation, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, when subject to governmental or regulatory audit or investigation, or when so requested by the Corporation. Records and information which have become known to the public through no wrongful act of the Administrator or any of its employees, agents or representatives shall not be subject to this paragraph.


   5.  Limitation of Liability

         (a) The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from the Administrator's willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, the Administrator shall not be liable for any action taken or omitted to be taken in accordance with instructions received by the Administrator from an officer or representative of the Corporation.

           (b) The Administrator assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. The Administrator will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its control.


   6.  Term

       (a) This Agreement shall become effective with respect to each Fund listed on Schedule A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed. Unless terminated as provided herein, this Agreement shall continue in effect with respect to each Fund until January 27, 1998. Thereafter, if not terminated as provided herein, this Agreement shall continue automatically in effect as to each Fund for successive annual periods.

       (b) This Agreement may be terminated with respect to any one or more particular Funds without penalty (i) upon mutual consent of the parties, or (ii) by either party upon not less than ninety (90) days' written notice to the other party (which notice may be waived by the party entitled to the notice). The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Administrator and the Corporation.

       (c) Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation of a Fund or the Corporation, the Administrator shall deliver the records of the Fund(s) and/or Corporation as the case may be to the Corporation or person(s) designated by the Corporation and thereafter the Corporation or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Corporation or a Fund(s), and the Corporation requests the Administrator to provide services in connection therewith, the Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree.


   7.  Non-Exclusivity

       The services of the Administrator rendered to the Corporation are not deemed to be exclusive. The Administrator may render such services and any other services to others, including other investment companies. The Corporation recognizes that from time to time directors, officers and employees of the Administrator may serve as trustees, directors, officers and employees of other entities (including other investment companies), that such other entities may include the name of the Administrator as part of their name and that the Administrator or its affiliates may enter into investment advisory or other agreements with such other entities.


   8.  Governing Law; Invalidity

       This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

   9.  Notices

       Any notice required or to be permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to the Administrator shall be sent to Sunstone Financial Group, Inc., 207 East Buffalo Street, Suite 400, Milwaukee, WI, 53202, Attention: Miriam M. Allison, and notice to the Corporation shall be sent to The Primary Income Funds, Inc., 700 North Water Street, Milwaukee, Wisconsin 53202, Attention: President.

   10.     Entire Agreement

       This Agreement constitutes the entire Agreement of the parties hereto.

   11.      Counterparts

       This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

                                 THE PRIMARY INCOME FUNDS, INC.
                                 (the "Corporation")

                                 By:  /s/
                                      President


                                 SUNSTONE FINANCIAL GROUP, INC.
                                 ("Administrator")

                                 By:  /s/
                                      President

                                   Schedule A
                                     to the
                  Administration and Fund Accounting Agreement
                                 by and between
                         The Primary Income Funds, Inc.
                                      and
                         Sunstone Financial Group, Inc.


                                  Name of Funds


                             The Primary Income Fund
                        The Primary U.S. Government Fund

                                   Schedule B
                                     to the
                  Administration and Fund Accounting Agreement
                                 by and between
                         The Primary Income Funds, Inc.
                                      and
                         Sunstone Financial Group, Inc.

                                      FEES


                                                                 Minimum
   Name of Fund                      Annual Fees               Annual Fee

   Primary Income Fund        Up to $50 Million     15.0 basis points $25,000
                              $50 Million to $100
                                  Million           12.0 basis points
                              Over $100 Million      7.0  basis points

   Primary U.S.
    Government Fund           Up to $50 Million     15.0 basis points $15,000
                              $50 Million to $100
                                  Million           12.0 basis points
                              Over $100 Million      7.0  basis points



   The minimum annual fee is subject to an automatic annual escalation of 5%. The Trust shall also pay/reimburse the Administrator's out-of-pocket expenses as described in the Agreement. The foregoing fee schedule assumes a single class of shares for each Fund.